Exhibit 10.11

EXECUTION COPY

LINENS HOLDING CO.
6 Brighton Road
Clifton, NJ 07015

May 11, 2006

F. David Coder
13 D'Altrui Drive
Hillsborough, NJ 08844

Re:
Grant of Stock Options

Dear David:

        We are pleased to inform you that you have been granted an option to purchase 3,000 shares of common stock of Linens Holding Co. (the "Company"). As further described below, the option is denominated as an "Investment Option". The Investment Option has not been granted under the Company's Stock Option Plan (the "Plan"), a copy of which is attached, and shall have no effect on the number of options that may be awarded under the Plan. However, in all other respects, the Investment Option shall be treated as if it were awarded under the Plan, and shall be subject to the terms and conditions of the Plan, except as specifically modified hereby. Capitalized terms not otherwise defined in the text are defined in the Plan.

  1.
  Investment Option:    The key terms of the Investment Option are as follows:

  (a)
  Number of Shares.    3,000

  (b)
  Exercise Price per Share.    $50.00

  (c)
  Vesting.    The Investment Option is fully vested and immediately exercisable.

  2.
  Termination of the Options:    Whether or not exercisable or scheduled to become exercisable, the Investment Option will terminate as provided in Section 5 of the Plan.

  3.
  Federal Taxes:    The Investment Option granted to you is treated as a "nonqualified option" for federal tax purposes, which means that when you exercise, the excess of the value of the Shares issued on exercise over the exercise price paid for the Shares is income to you, subject to wage-based withholding and reporting. When you sell the Shares acquired upon exercise, the excess (or shortfall) between the amount you receive upon the sale and the value of the shares at the time of exercise is treated as capital gain (or loss). State and local taxes may also apply. You should consult your personal tax advisor for more information concerning the tax treatment of your Investment Option.

        We are excited to give you this opportunity to share in our future success. Please indicate your acceptance of this option grant and the terms of the Plan by signing and returning a copy of this letter.

Sincerely,

LINENS HOLDING CO.
By:	/s/ ROBERT J. DINICOLA Robert J. DiNicola Chairman of the Board and Chief Executive Officer
Agreed to and Accepted by:
/s/ F. DAVID CODER Name: F. David Coder